Exhibit 99.1

Tilly’s, Inc. Announces First Quarter Fiscal 2016 Results
Introduces Second Quarter Fiscal 2016 Outlook
First Quarter Net Sales Flat at $120 Million; Comp Store Sales Decreased 4.1%
First Quarter GAAP Net Loss per Share of $0.10; Non-GAAP Net Loss per Share of $0.06

Irvine, CA – May 25, 2016 – Tilly’s, Inc. (NYSE: TLYS) today announced financial results for the first quarter (13 weeks) of fiscal 2016 ended April 30, 2016.

“Our first quarter results were at the better end of our outlook range before taking a legal provision into account, and we managed inventory well with a 7% decrease on a per square foot basis," stated Ed Thomas, President and Chief Executive Officer. "Looking ahead, we expect to launch some important initiatives during the second quarter that we believe will improve the business for the long term, despite the current challenges affecting retail in general.”

Fiscal 2016 First Quarter Results Overview
The following comparisons refer to operating results for the first quarter of fiscal 2016 versus the first quarter of fiscal 2015 ended May 2, 2015:

•	Total net sales were $120.2 million, flat to last year.

•	Comparable store sales, which include e-commerce sales, decreased 4.1%.

•
Gross profit was $32.6 million, a 9.6% decrease from $36.1 million last year. Gross margin, or gross profit as a percentage of net sales, was 27.1% compared to 30.0% last year. This 290 basis point decrease in gross margin was attributable to three factors: 1) occupancy costs deleveraged 170 basis points due to the negative sales comp and adding 11 net new stores year over year; 2) product margins remained strong but declined 90 basis points as a result of increased markdowns; and 3) distribution costs deleveraged 30 basis points on the negative sales comp, primarily due to increased shipping costs associated with the growth of e-commerce.

•
Selling, general and administrative expenses ("SG&A") were $36.6 million, up $2.7 million from $33.9 million last year. Of this increase, $2.4 million was attributable to the combination of a legal provision and non-cash store asset impairment charges. Excluding these items, SG&A increased less than $0.3 million, primarily due to increased store payroll dollars associated with 11 net new stores and minimum wage increases, which offset expense reductions in other areas.

•
Operating loss was $4.0 million, or 3.3% of net sales, compared to operating income of $2.1 million, or 1.8% of net sales, last year. The 510 basis point decrease in our operating results was primarily attributable to lower gross profit and increased SG&A as noted above.

•
Income tax benefit was $1.1 million, or 29.5% of pre-tax loss, compared to income tax expense of $0.9 million, or 40.0% of pre-tax income, last year. This tax rate change was attributable to a $0.4 million discrete income tax impact related to restricted stock vesting during the first quarter of fiscal 2016.

•
Net loss was $2.7 million, or $0.10 per share, compared to net income of $1.3 million, or $0.05 per share, last year. On a non-GAAP basis, excluding a tax-effected $1.0 million legal provision, net loss was $1.7 million, or $0.06 per share.

Balance Sheet and Liquidity
As of April 30, 2016, the Company had $88 million of cash and marketable securities, and no debt outstanding under its revolving credit facility compared to $79 million of cash and marketable securities and no debt, respectively, as of May 2, 2015.

Second Quarter 2016 Outlook
The Company expects second quarter comparable store sales to be in the range of flat to -4%, operating results to be in the range from break-even to a net loss of $3 million, and earnings per share results to be in the range from break-even to a loss of $(0.06). This assumes an anticipated effective tax rate of approximately 40% and weighted average diluted shares of 28.5 million.

Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company is providing certain non-GAAP financial measures including “non-GAAP net loss” and “non-GAAP loss per share”. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures help provide investors with transparency to the underlying comparable financial results excluding items that may not be indicative of, or are unrelated to, the Company’s core day-to-day operating results.

For a description of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the accompanying table titled “Supplemental Information - Consolidated Statements of (Loss) Income; Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” contained in this press release.

Conference Call Information
A conference call to discuss the financial results is scheduled for today, May 25, 2016, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.

A telephone replay of the call will be available until June 8, 2016, by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering the conference identification number: 13636518. Please note participants must enter the conference identification number in order to access the replay.

About Tillys
Tillys is a leading destination specialty retailer of West Coast inspired apparel, footwear and accessories with an extensive assortment of the most relevant and sought-after brands rooted in action sports, music, art and fashion. Tillys is headquartered in Southern California and, as of May 25, 2016, operated 226 stores and its website, www.tillys.com.

Forward Looking Statements
Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of

1995. In particular, statements regarding our future financial and operating results, including but not limited to future comparable store sales, future operating income, future net income, future earnings per share, future gross, operating or product margins, anticipated tax rate, future inventory levels, and market share and our business and strategy, including but not limited to expected store openings and closings, expansion of brands and exclusive relationships, development and growth of our e-commerce platform and business, promotional strategy, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the effect of weather, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on March 30, 2016, including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value and per share data)
(unaudited)

	April 30, 2016	January 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$43,474	$51,020
Marketable securities	44,909	49,932
Receivables	5,900	5,397
Merchandise inventories	59,719	51,357
Prepaid expenses and other current assets	16,100	12,968
Total current assets	170,102	170,674
Property and equipment, net	98,841	99,026
Other assets	1,031	1,051
Total assets	$269,974	$270,751
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,543	$16,022
Accrued expenses	18,504	18,901
Deferred revenue	6,866	8,174
Accrued compensation and benefits	4,215	5,751
Current portion of deferred rent	6,115	6,106
Current portion of capital lease obligation	872	858
Total current liabilities	58,115	55,812
Long-term portion of deferred rent	40,031	40,891
Long-term portion of capital lease obligation	612	835
Total long-term liabilities	40,643	41,726
Total liabilities	98,758	97,538
Stockholders’ equity:
Common stock (Class A), $0.001 par value; April 30, 2016 - 100,000 shares authorized, 12,429 shares issued and outstanding; January 30, 2016 - 100,000 shares authorized, 12,305 shares issued and outstanding	12	12
Common stock (Class B), $0.001 par value; April 30, 2016 - 35,000 shares authorized, 16,069 shares issued and outstanding; January 30, 2016 - 35,000 shares authorized, 16,169 shares issued and outstanding	16	16
Preferred stock, $0.001 par value; April 30, 2016 and January 30, 2016 - 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	134,308	133,550
Retained earnings	36,868	39,613
Accumulated other comprehensive income	12	22
Total stockholders’ equity	171,216	173,213
Total liabilities and stockholders’ equity	$269,974	$270,751

Tilly’s, Inc.
Consolidated Statements of (Loss) Income
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended
	April 30, 2016	May 2, 2015
Net sales	$120,218	$120,190
Cost of goods sold (includes buying, distribution, and occupancy costs)	87,631	84,138
Gross profit	32,587	36,052
Selling, general and administrative expenses	36,554	33,923
Operating (loss) income	(3,967)	2,129
Other income, net	76	8
(Loss) Income before income taxes	(3,891)	2,137
Income tax (benefit) expense	(1,146)	855
Net (loss) income	$(2,745)	$1,282
Basic (loss) earnings per share of Class A and Class B common stock	$(0.10)	$0.05
Diluted (loss) earnings per share of Class A and Class B common stock	$(0.10)	$0.05
Weighted average basic shares outstanding	28,425	28,173
Weighted average diluted shares outstanding	28,425	28,321

Tilly’s, Inc.
Supplemental Information - Consolidated Statements of (Loss) Income
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(In thousands, except per share data)
(unaudited)

	Operating Loss	Net Loss	Basic Loss Per Share
Thirteen Weeks Ended April 30, 2016
As reported	$(3,967)	$(2,745)	$(0.10)
Add back:
Legal provision	1,700	1,700	0.06
Less: Income tax effect of legal provision	—	(664)	(0.02)
As adjusted for non-GAAP items	$(2,267)	$(1,709)	$(0.06)

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Thirteen Weeks Ended
	April 30, 2016	May 2, 2015
Cash flows from operating activities
Net (loss) income	$(2,745)	$1,282
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	5,805	5,611
Stock-based compensation expense	850	1,269
Impairment of assets	682	—
Loss on disposal of assets	3	49
Gain on sales and maturities of marketable securities	(51)	(31)
Deferred income taxes	29	138
Excess tax benefit from stock-based compensation	—	(92)
Changes in operating assets and liabilities:
Receivables	(503)	(793)
Merchandise inventories	(8,362)	(10,189)
Prepaid expenses and other assets	(3,134)	201
Accounts payable	5,109	1,469
Accrued expenses	(1,970)	1,606
Accrued compensation and benefits	(1,536)	(1,731)
Deferred rent	(851)	(562)
Deferred revenue	(1,308)	(1,253)
Net cash used in operating activities	(7,982)	(3,026)
Cash flows from investing activities
Purchase of property and equipment	(4,325)	(5,084)
Proceeds from sale of property and equipment	5	—
Purchases of marketable securities	(19,943)	(14,985)
Maturities of marketable securities	25,000	15,000
Net cash provided by (used in) investing activities	737	(5,069)
Cash flows from financing activities
Proceeds from exercise of stock options	—	2,592
Payment of capital lease obligation	(209)	(197)
Taxes paid in lieu of shares issued for stock-based compensation	(92)	—
Excess tax benefit from stock-based compensation	—	92
Net cash (used in) provided by financing activities	(301)	2,487
Change in cash and cash equivalents	(7,546)	(5,608)
Cash and cash equivalents, beginning of period	51,020	49,789
Cash and cash equivalents, end of period	$43,474	$44,181

Tilly's, Inc.
Store Count and Square Footage

	Stores Open at Beg of Quarter	Stores Opened During Quarter	Stores Closed During Quarter	Stores Open at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2015 Q1	212	2	1	213	1,630
2015 Q2	213	3	—	216	1,655
2015 Q3	216	4	—	220	1,681
2015 Q4	220	6	2	224	1,704
2016 Q1	224	—	—	224	1,704

Investor Relations Contact:
Christopher M. Lal, VP General Counsel
(949) 609-5599, ext. 17000
irelations@tillys.com